Exhibit 99.1

Investor Contact:	Press Contact:
Aaron Kless, Investor Relations	Brian Beades
212.810.3766	212.810.5596

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of $0.21 per Share, Announces March 31, 2016 Quarterly Financial Results

•	Gross and net capital deployment of $98 million and $65 million, respectively

•	1,362,213 shares, or $12,009,486, in open market share repurchases

•	Net investment income, as adjusted, of $0.24 per share, an 11% increase year-over-year, providing 114% distribution coverage

•	0.63x net leverage reflecting net new capital deployed and a decline in NAV to $9.46 per share resulting from $55.7 million in net unrealized depreciation largely related to legacy assets

•	Refinanced revolving credit facility, extending maturity to February 19, 2021, upsizing commitment amount to $440 million and reducing pricing up to 50 bps per annum depending on leverage

New York, April 27, 2016 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment Corporation” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.21 per share, payable on July 1, 2016 to stockholders of record as of June 17, 2016.

“I am pleased with the continued progress of our origination activity and the encouraging tone of our conversations with sponsors and borrowers. Since BlackRock began managing the Company about one year ago, the team has deployed approximately $323 million in gross capital representing nearly 30% of total outstanding investments. With this momentum, we will continue to deploy capital on a measured basis while seeking opportunities to monetize existing legacy investments. We anticipate adding additional origination talent in the near term to further expand our relationship network and idea generating capacity.” commented Steven F. Sterling, Chairman and CEO of BlackRock Capital Investment Corporation.

“Our distribution coverage ratio remains sound at 114% and, on a run-rate basis, at 108% (including fee income based on our trailing four quarter average). Nonetheless, I continue to be disappointed with several legacy investments that remain challenged by weak financial performance and are likely to require restructuring in the near term. These investments were responsible for the decrease in NAV and, because three were placed on non-accrual this quarter, for the decline in run-rate distribution coverage. Given the inherent uncertainty in restructuring situations, it is difficult to predict ultimate outcomes, but I would like to reiterate that our team is fully engaged in each situation to best position us to protect our client-shareholders’ capital.”

“We continue to be constructive on the US economic picture but, as pointed out previously, remain guarded given mild growth and the unusually elevated global risk profile. Our investment posture remains steady with its focus on companies with durable business models, strong management teams, appropriately capitalized balance sheets and soundly structured instruments. Our portfolio construction tilt remains toward more diversity with a strong preference for senior secured risk, which now comprises 75% of our investment portfolio. We will seek to maintain the Company’s moderate net financial leverage to ensure continued flexibility and support for future investments in compelling opportunities.”

Financial Highlights

	Q1 2016		Q4 2015		Q1 2015
	Total	Per	Total	Per	Total	Per
($’s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share
Net Investment Income	$17.5	$0.24	$18.5	$0.25	$14.6	$0.20
Net realized and unrealized (losses)/gains	$(55.7)	$(0.76)	$(39.0)	$(0.53)	$8.0	$0.11
Basic earnings/(loss) per share	$(38.2)	$(0.52)	$(20.5)	$(0.28)	$22.7	$0.30
Distributions declared	$15.3	$0.21	$15.6	$0.21	$15.7	$0.21

Net Investment Income, as adjusted[1]	$17.5	$0.24	$21.7	$0.29	$15.7	$0.21
Basic earnings/(loss) per share, as adjusted[1]	$(38.2)	$(0.52)	$(17.3)	$(0.23)	$23.7	$0.32

	As of	As of	As of
($’s in millions, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Total assets	$1,155.2	$1,148.4	$1,316.1
Investment portfolio, at fair market value	$1,126.4	$1,117.0	$1,235.6
Debt outstanding	$440.8	$362.6	$469.5
Total net assets	$689.3	$753.8	$789.9
Net asset value per share	$9.46	$10.17	$10.58
Net leverage ratio[2]	0.63x	0.47x	0.53x

Business Highlights

•	$97.5 million of gross investments including investments in three new portfolio companies, namely (i) $37.5 million of the L+1000 (1% Floor) 2nd lien notes of Wink Holdco, Inc. (also known as Superior Vision), an independent eye health and vision care services company, (ii) $25.0 million of a L+950 (1% Floor) 2nd lien term loan to Tri-Anim Health Services, Inc. and certain of its affiliates (commonly known as Sarnova), a distributor of various emergency preparedness products to first responders and other healthcare professionals and (iii) $15.0 million of a L+925 (1% Floor) 2nd lien term loan and $1.5 million of the common equity of Loar Group Inc. et al., a niche aerospace and defense component manufacturing business.

•	Gross and net capital deployment for the first full year under BlackRock’s management was approximately $323 million and $148 million, respectively, excluding proceeds from equity monetizations during the second quarter of 2015. We continue to remain prudent and disciplined in our underwriting process and focused on increasing diversity in our portfolio.

•	On January 18, 2016, we refinanced our $158 million 6.5% senior secured notes using proceeds from our Senior Secured Revolving Credit Facility (the “Credit Facility”). On February 19, 2016, we successfully amended and restated our Credit Facility which increased the availability of commitments by $35 million to $440 million, extended the maturity date to February 19, 2021, and reduced pricing by 25 to 50 basis points, to LIBOR plus an applicable margin of either 1.75% or 2.00% (depending on a ratio of the borrowing base to certain indebtedness). As a result, we are anticipating an annual run-rate savings in financing costs of approximately $6.9 million[3], or $0.09 per share.

•	Repurchased 1.4 million shares of our common stock on the open market for $12.0 million, including brokerage commissions, at an average price of $8.82 per share. Repurchases during the first quarter of 2016 accreted over $0.02 per share to the Company’s net asset value per share. The Company currently holds the shares repurchased in treasury. Inception to date repurchases are 4.0 million shares at an average price of $8.03 per share, including brokerage commissions, for a total of $32.2 million. The cumulative repurchases in the first full year since BlackRock entered into the investment management agreement with the Company totaled 2.3 million shares for $19.9 million, representing over 60% of total share repurchase activity, on a dollar basis, since inception. As of quarter-end, the Company had 1,748,501 additional shares authorized for repurchase.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased and unamortized debt issuance costs.
[3]	Assumes pricing of L + 2.00%.

Portfolio and Investment Activity*

($’s in millions)

	Three months ended March 31, 2016	Three months ended December 31, 2015	Three months ended March 31, 2015
Commitments	$97.5	$98.3	$46.3
Investment exits	32.9	93.4	75.0
Number of portfolio company investments at the end of period	47	45	45
Weighted average yield of debt and income producing equity securities, at fair market value	10.8%	11.6%	11.7%
% of Portfolio invested in Secured debt, at fair market value	75%	74%	63%
% of Portfolio invested in Unsecured debt, at fair market value	14%	15%	16%
% of Portfolio invested in Equity, at fair market value	11%	11%	21%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$32.5	$32.5	$30.5

*	balance sheet amounts above are as of period end

•	We invested $97.5 million during the quarter, while sales, repayments and other exits of investments totaled $32.9 million, resulting in $64.6 million of net new invested capital. The weighted average yield on our newly funded investments during the quarter was 10.9%, while the weighted average yield on the fully exited portfolio company during the quarter was 10.1%.

•	During the quarter, we placed three of our legacy investments on non-accrual. Taken in conjunction with the two legacy investments placed on non-accrual in the previous quarter, our non-accruals now represent 7.8% of our total debt investments at fair market value, and 15.3% at amortized cost. Our average internal investment rating declined to 1.36 at the end of this quarter, from our 1.29 average last quarter end.

•	The portion of our portfolio invested in equity securities was 11% at quarter end, remaining unchanged quarter-over-quarter and declining from 21% one year ago. Our portfolio composition of secured debt (at fair market value) increased by one percentage point to 75% at quarter end, and 12 percentage points as compared to 63% at this time last year. Unsecured debt decreased one percentage point to 14% during the quarter and by two percentage points since this time last year. Total portfolio yield declined 80 basis points sequentially, which was a result of placing three more investments on non-accrual during the current quarter.

•	Net unrealized depreciation increased $55.7 million during the current quarter, bringing total balance sheet unrealized depreciation to $94.2 million. During the period, gross unrealized depreciation of $64.9 million was slightly offset by $10.5 million of gross unrealized appreciation, both resulting from decreases and increases in portfolio valuations during the quarter.

•	Fee income earned on capital structuring, commitment, administration and amendments during the current quarter totaled $0.8 million, a decrease from $1.5 million earned during the preceding quarter, but more than three times the $0.2 million earned during this quarter last year. Excluding fee income, our investment income of $29.0 million reflected an approximate 4% decrease from $30.2 million during the preceding quarter. Excluding the impact of a $2.6 million reduction to current period investment income due to new non-accruals, investment income would have increased approximately 4.5% as a result of net new investment activity.

First Quarter Financial Highlights

•	GAAP Net Investment Income (“NII”), and NII, as adjusted, were both $17.5 million, or $0.24 per share, for the three months ended March 31, 2016. Relative to distributions declared of $0.21 per share, our NII distribution coverage was 114% for the quarter. Excluding $0.8 million of fees earned during the quarter, our NII distribution coverage was 109%. As of quarter-end, our run rate NII, as adjusted, based on average fee income over the trailing twelve month period, is approximately $0.23 per share, resulting in expected distribution coverage of approximately 108%.

•	During the quarter, there was no accrual for incentive management fees based on gains due largely to the net unrealized depreciation in the portfolio as of March 31, 2016. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. We currently have no balance accrued for incentive management fees based on gains as of March 31, 2016. Furthermore, no incentive management fees based on income were earned and payable for the quarter, as the distributable income amount was reduced below the hurdle by the net unrealized depreciation in the portfolio for the trailing four quarter period. As a result, there were no pro-forma incentive management fees based on income for the quarter causing our NII, as adjusted, to equal our GAAP NII of $0.24 per share.

•	As compared to full fiscal year 2015, our weighted average cost of debt decreased 69 basis points to 4.57% during Q1 2016. This was primarily driven by (i) refinancing our $158 million 6.5% senior secured notes with proceeds from our Credit Facility and (ii) the subsequent lowering of interest rate margin on the Credit Facility pursuant to the amendment and restatement during the quarter.

•	Tax characteristics of all 2015 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2015 tax distributions of $1.05 per share were comprised of ordinary income. Our return of capital distributions since inception are $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2015. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•	At March 31, 2016, we had total liquidity of $154.5 million, consisting of $10.5 million in cash and cash equivalents and $144.0 million of availability under our Credit Facility, subject to leverage and borrowing base restrictions. The Credit Facility was amended and extended to a February 2021 maturity.

•	Our net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.63x at quarter-end, and our 255% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $245.4 million. Further, as of quarter-end, over 91% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	During the three months ended March 31, 2016, we purchased a total of 1,362,213 shares of our common stock on the open market for $12.0 million, including brokerage commissions. Since inception of the share repurchase program through March 31, 2016, the Company has repurchased 4,010,114 shares of its common stock on the open market for $32.2 million, including brokerage commissions.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, April 28, 2016, to discuss its first quarter 2016 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 627-6544, or from outside the United States, (719) 325-4772, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 7946073). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, April 28, 2016 and ending at 1:00 p.m. on Thursday, May 12, 2016. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 7946073.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $923,889,934 and $876,732,386)	$816,561,876	$826,766,931
Non-controlled, affiliated investments (cost of $62,732,173 and $62,003,676)	74,131,319	67,163,896
Controlled investments (cost of $232,371,464 and $214,393,103)	235,663,935	223,065,737

Total investments at fair value (cost of $1,218,993,571 and $1,153,129,165)	1,126,357,130	1,116,996,564
Cash and cash equivalents	10,457,233	12,414,200
Receivable for investments sold	937,193	1,408,841
Interest receivable	12,277,847	13,531,749
Prepaid expenses and other assets	5,204,093	4,040,147

Total Assets	$1,155,233,496	$1,148,391,501

Liabilities
Debt	$440,844,197	$362,551,503
Interest payable	1,303,940	7,826,690
Distributions payable	15,300,058	15,560,829
Base management fees payable	5,690,490	5,986,455
Accrued administrative services	470,000	219,917
Other accrued expenses and payables	2,302,674	2,493,492

Total Liabilities	465,911,359	394,638,886

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,867,528 and 76,747,083 issued and 72,857,414 and 74,099,182 outstanding	76,867	76,747
Paid-in capital in excess of par	874,391,764	873,338,049
Undistributed / (Distributions in excess of) net investment income	2,161,080	(17,112)
Accumulated net realized loss	(60,887,375)	(60,922,258)
Net unrealized appreciation (depreciation)	(94,201,097)	(38,513,195)
Treasury stock at cost, 4,010,114 and 2,647,901 shares held	(32,219,102)	(20,209,616)

Total Net Assets	689,322,137	753,752,615

Total Liabilities and Net Assets	$1,155,233,496	$1,148,391,501

Net Asset Value Per Share	$9.46	$10.17

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended March 31, 2016	Three months ended March 31, 2015
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$21,739,442	$23,325,856
Non-controlled, affiliated investments	1,385,267	1,578,568
Controlled investments	4,355,621	4,688,530

Total interest income	27,480,330	29,592,954
Fee income:
Non-controlled, non-affiliated investments	786,283	73,727
Controlled investments	25,000	150,683

Total fee income	811,283	224,410

Dividend income:
Non-controlled, non-affiliated investments	202,083	201,612
Non-controlled, affiliated investments	541,188	402,679
Controlled investments	802,285	497,757

Total dividend income	1,545,556	1,102,048

Total investment income	29,837,169	30,919,412

Expenses:
Base management fees	5,690,490	6,370,630
Interest and credit facility fees	4,655,999	6,370,977
Incentive management fees	—	1,377,907
Professional fees	544,625	438,641
Administrative services	470,000	731,697
Director fees	173,500	173,500
Investment advisor expenses	87,500	202,307
Other	736,806	630,176

Total expenses	12,358,920	16,295,835

Net Investment Income	17,478,249	14,623,577

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	34,884	5,437,850
Non-controlled, affiliated investments	—	9,286,910
Controlled investments	—	(6,377,901)

Net realized gain (loss)	34,884	8,346,859

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(56,989,762)	1,547,571
Non-controlled, affiliated investments	6,238,926	(4,194,074)
Controlled investments	(5,380,163)	2,997,469
Foreign currency translation	443,097	(665,783)

Net change in unrealized appreciation (depreciation)	(55,687,902)	(314,817)

Net realized and unrealized gain (loss)	(55,653,018)	8,032,042

Net Increase (Decrease) in Net Assets Resulting from Operations	$(38,174,769)	$22,655,619

Net Investment Income Per Share
Basic	$0.24	$0.20

Diluted	$0.23	$0.19

Earnings (Loss) Per Share
Basic	$(0.52)	$0.30

Diluted	$(0.52)	$0.29

Average Shares Outstanding
Basic	73,106,678	74,664,007

Diluted	73,106,678	84,560,734

Distributions Declared Per Share	$0.21	$0.21

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2016	Three months ended March 31, 2015
GAAP Basis:
Net Investment Income	$17,478,249	$14,623,577
Net Investment Income per share	0.24	0.20
Addback: GAAP incentive management fee expense based on Gains	—	1,366,846
Addback: GAAP incentive management fee expense based on Income	—	11,061
Pre-Incentive Fee[1]:
Net Investment Income	$17,478,249	$16,001,484
Net Investment Income per share	0.24	0.21
Less: Incremental incentive management fee expense based on Income	—	288,268
As Adjusted[2]:
Net Investment Income	$17,478,249	$15,713,216
Net Investment Income per share	0.24	0.21

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.
[2]	As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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